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                                                                    EXHIBIT 99.1


                    [D & K HEALTHCARE RESOURCES, INC. LOGO]


FOR IMMEDIATE RELEASE


            D&K HEALTHCARE RESOURCES REDUCES Q1 EPS GUIDANCE ON LOWER THAN EXPECTED Q1 SALES - TO HOST CONFERENCE CALL/WEBCAST TODAY

St. Louis, Missouri - September 16, 2002 - D&K Healthcare Resources, Inc. (NASDAQ: DKWD) announced today that as a result of lower than expected sales in its fiscal 2003 first quarter, the Company's seasonally slowest period, D&K is reducing its EPS guidance before one-time charges related to the implementation of SFAS 142 to approximately $0.13 - $0.17, from $0.30 to $0.31. D&K also announced that it expects FY '03 first quarter revenues to fall 3-5% below the stronger than expected year-ago level of $529.1 million. The Company had not previously issued revenue guidance for the FY '03 first quarter. D&K's year-ago first quarter EPS were $0.25, adjusted for the April 2002 2-for-1 stock split.

J. Hord Armstrong, III, Chairman and Chief Executive Officer, commented, "Having just completed the review of results for the two months ended August 31, it is prudent to reduce our guidance given sales and margin trends that are below plan in both of our principal trade classes. While this is a disappointing near-term development, particularly given expectations based on our past sales momentum, we remain very confident that our business model, personnel, industry relationships and track record with customers should enable us to overcome these short-term challenges and eventually return our business to its historical growth trends.

"Given the uncertainty created by revenue and margin shortfalls in both our principal trade classes, it is difficult to predict near term trends. Accordingly, we have revised our Q1 guidance and are now in the process of reassessing customer demand, industry trends and our projections, to provide accurate and timely information to our investors. We look to update our investors on these issues, as well as guidance for the balance of fiscal 2003, in conjunction with our Q1 conference call in late October. Accordingly, D&K cannot at this time reaffirm its guidance for FY 2003, provided on August 14, 2002, which anticipated revenues of 'at least $2.8 billion' and EPS before one-time charges related to the implementation of SFAS 142 of 'at least $1.75.'"

During the first two months of the fiscal 2003 first quarter, D&K's internal revenue and margin objectives for its national chain business were not achieved. The sales shortfall is principally the result of fewer than expected purchasing and sales opportunities available during the period. D&K's sales in the national chain business have been variable from month to month historically, driven largely by opportunistic purchases from pharmaceutical companies for distribution primarily to national chains.


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D&K HEALTHCARE RESOURCES REDUCES Q1 EPS GUIDANCE, 9/16/02            Page 2 of 3


Additionally, D&K's growth in sales to the independent and regional pharmacy trade class has trended below internal expectations in the first two months of the quarter. D&K now expects this trade class to achieve growth of approximately 10%, year-over-year, in the first quarter. While below expectations, this performance should enable D&K to further expand its share of this trade class, despite the unusually strong growth it achieved in the year-ago first quarter. D&K believes its sales performance in the trade class reflects a recent softening in retail sales trends now being exhibited across the country. D&K also believes the retail sales trends reflect a greater than expected revenue impact from generic drugs' encroachment on branded pharmaceuticals, the impact of increasingly higher prescription co-payment costs as well as funding challenges across most state Medicaid systems.

As previously reported, D&K has adopted SFAS 142 concerning 'Goodwill and Other Intangible Assets,' effective July 1, 2002, the start of our fiscal 2003 year. As a result of the related impairment review currently underway, D&K anticipates it will record a non-cash charge in the fiscal 2003 first quarter of approximately $7 million on a pre-tax basis, or $4.2 million, or $0.28 per share, after tax, for the cumulative effect of the change in accounting principle. The charge reflects impairment of goodwill related to the June 1999 acquisition of Jewett Drug.

D&K Healthcare also re-confirmed its participation tomorrow, Tuesday, September 17th, at Bear, Stearns & Co.'s 15th Annual Healthcare Conference in New York City. Chairman and Chief Executive, J. Hord Armstrong, III, and Chief Financial Officer, Thomas S. Hilton, will participate on behalf of D&K. Their presentation will be at 8:00 a.m. Attendance at the conference is for institutional clients of Bear, Stearns & Co. only; however, a live audio webcast and replay of the Company's remarks and slide presentation will be available to all investors on D&K's website www.dkwd.com and at www.companyboardroom.com (both require Windows Media Player).

ABOUT D&K HEALTHCARE RESOURCES

With fiscal 2002 revenues of $2.45 billion, St. Louis-based D&K Healthcare Resources, Inc., is a wholesale distributor of pharmaceutical and related healthcare and beauty aid products to independent and regional pharmacies, national pharmacy chains and other healthcare providers. D&K currently services customers in 24 states primarily in the Midwest and South from distribution facilities in Cape Girardeau, MO; Weston, FL; Lexington, KY; Minneapolis, MN; Aberdeen, SD; and Owensboro, KY. D&K also offers a variety of additional services to its customers, including inventory management, services designed to contain costs, information technology systems and various marketing programs related to generic pharmaceuticals and other products. In addition, D&K owns a 70% equity interest in Pharmaceutical Buyers, Inc., a recognized alternate-site group purchasing organization. D&K invites you to visit its Web site at http://www.dkwd.com.

SAFE HARBOR PROVISIONS

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. D&K's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry, with many competitors having substantially greater resources than D&K, and D&K's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the changing business and regulatory environment of the healthcare industry in which D&K operates, changes in interest rates and other



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D&K HEALTHCARE RESOURCES REDUCES Q1 EPS GUIDANCE, 9/16/02            Page 3 of 3


factors set forth in reports and other documents filed by D&K with the Securities and Exchange Commission from time to time. D&K undertakes no obligation to publicly update or revise any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
Thomas S. Hilton, SVP & CFO                      David Collins, Karin Oloffson
D&K Healthcare Resources, Inc.                   Jaffoni & Collins
(314) 727-3485                                   (212) 835-8500 or dkwd@jcir.com


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